Exhibit 99.1

Q4 and Fiscal 2004 Financial Results Conference Call
Version Final
3/15/2005, 8:00 am ET

Jocelyn Philbrook, Sonus Networks Director of Corporate Communications and Investor Relations:

Thank you. Good morning everyone. Thank you for joining us today as we discuss our Fourth Quarter and Fiscal 2004 Financial Results. With me today are Sonus' Chairman and CEO, Hassan Ahmed, President and COO, Bert Notini, and CFO Ellen Richstone.

The press release announcing our fourth quarter and fiscal 2004 financials was issued this morning at 7:30 am Eastern Time on Business Wire and on First Call. The text of this release also appears on our Web site at www.sonusnet.com.

Before Hassan offers his opening remarks, I would like to remind you that during this call, we will make projections or forward-looking statements regarding items such as future market opportunities and the company's financial performance. These projections or statements are just predictions and involve risks and uncertainties such that actual events or financial results may differ materially from those we have forecasted. As a result, we can make no assurances that any projections of future events or financial performance will be achieved. For a discussion of important risk factors that could cause actual events or financial results to vary from these forward-looking statements, please refer to the "Risk Factors" section of our annual report on Form 10-K for the year ended December 31, 2004.

Risk factors include among others: the impact of material weaknesses in our disclosure controls and procedures and our internal control over financial reporting on our ability to report our financial results timely and accurately; the unpredictability of our quarterly financial results; risks associated with our international expansion and growth; consolidation in the telecommunications industry; risks associated with the investigation of the company by the SEC; and, potential costs resulting from pending securities litigation against the company.

Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update forward-looking statements at some point, we specifically disclaim any obligation to do so.

In addition, because we were unable to give several days notice of this call, the statements that we make on this call are not considered valid public disclosure for purposes of Regulation FD.

To address this, we have filed a Form 8K with the SEC containing our script for this call. However, because it was obviously impossible for us to include in that script the responses to questions asked on this call, our responses to questions must be limited to the information covered in our prepared remarks. Please bear that in mind if we are unable to address certain questions you may wish to ask on this call.

I would now like to turn the call over to Hassan.

Hassan Ahmed, Sonus Networks Chairman and Chief Executive Officer:

Thanks Jocelyn. Good morning everyone, and thank you for joining us. Today we timely filed with the SEC our audited financial statements and Form 10-K for 2004, which includes the new required report on the Company's internal control over financial reporting under Section 404 of Sarbanes-Oxley. As a result we have met all of our SEC and NASDAQ filing requirements. The results we filed are consistent with the preliminary results we released on March 3rd, with fourth quarter revenue of $45.1 million and earnings per diluted share of $0.02. For the full year, we had revenue of $170.7 million, which is up 83% from 2003 and EPS of $0.10, compared to a loss of $0.07 per share in 2003. We ended the year with deferred revenue of $91.1 million as compared to $87.0 million at the end of 2003 and $313 million in cash, cash equivalents, marketable securities and long-term investments. All in all, 2004 was a strong year for Sonus. We improved our business performance in virtually every category and sustained our leading position in the carrier voice over IP market.

We of course have been highly focused on meeting our SEC and NASDAQ filing deadlines and have done so. At the same time, we are disappointed that on March 3rd there remained outstanding certain steps required for the completion of our year-end financial review and Section 404 internal controls testing that permitted us only to provide a revenue and earnings range rather than a full set of preliminary financial statements. Let me start by focusing on this issue. I would then like to outline Sonus' priorities for 2005. Bert will then review our operations, including the steps we have taken to address our internal control weaknesses. Finally, Ellen will cover our financial results for 2004 and the fourth quarter in more detail. We will then open the call to questions.

When we filed our financial results for 2003 in July last year, we identified and disclosed a number of material weaknesses in our internal controls that must be addressed, both from a financial reporting and Section 404 perspective. We have been taking steps to remedy these weaknesses since that time, while also completing the more detailed documentation and testing of our internal controls that Section 404 requires. During the time that these weaknesses remain outstanding, the process that Sonus needs to go through to complete its annual financial review and audit and quarterly close is significantly more detailed and more time consuming than would typically be the case. That results from our reliance in many cases on manual procedures that we supplement with analytic analyses until changes to our processes can be completed and automated systems are implemented.

We announced the March 3rd reporting date in January based on our best assessment at that point of how long it would take to complete the work necessary to report a full set of our financial results for the fourth quarter. We also knew we needed to complete the Section 404 work, which is new this year for all public companies. We put a plan in place to meet that date and fully expected to do so. Although we had largely completed the work necessary to report our full results by March 3rd, we were not finished. Based on the status of our financial review, we decided to wait until we had completed our work and had filed audited financial statements in our Form 10-K before reporting full financial results. I want to emphasize that our decision to wait was based on our desire to complete the process required to finalize our financial statements and Section 404 work.

Going forward, we will remain focused on eliminating the material weaknesses we have so that our close and audit process will be less lengthy and our infrastructure will support our continued growth. I want to assure you that our entire company takes the need to improve our control procedures very seriously, and Bert will outline for you in more detail the steps we have already taken in the past months, as well as the remaining improvements to our financial systems and infrastructure that we continue to implement.

Turning now to the fourth quarter, Sonus' performance went well beyond what we reported in revenue. While we are disappointed that our fourth quarter revenue of $45.1 million declined modestly from our third quarter revenues of $46.8 million, we remain enthusiastic about our future success. Sonus won significant new business and, as we reported on March 3rd, this resulted in the strongest order activity in the company's history. It is important to note that this order activity is not fully reflected in either our revenue or in our deferred revenue balance. We are incredibly excited about the major new networks that we were selected for in the fourth quarter. Given the scope of these deployments, we anticipate a longer revenue conversion cycle for these projects, which we expect will result in sequentially lower Q1 revenue. We then expect to start recognizing revenue from some of these projects throughout the remainder of 2005.

Looking at 2004 overall, it was a record year for Sonus. Our revenues grew 83% on an annual basis, and it was our first full year of profitability. Deferred revenue increased by $3.1 million in the fourth quarter. We ended a record year with a solid fourth quarter that positions us well for 2005. When we spoke with you on March 3rd, we outlined the areas that contributed to our performance in Q4. Let me briefly review those drivers again:

First, we are seeing growing contribution across our customer base. Four customers, Qwest, Time Warner Telecom, Level 3 and IDT, contributed 10% or more of our revenues during the quarter and collectively represented 52% of our Q4 revenues. Demonstrating both the evolution of the market and their confidence in Sonus' solutions, Level 3, Time Warner Telecom, Interoute and XO Communications selected Sonus for their next phase of expansion. In Q4, several carriers also began deployments of our newest product, the Network Border Switch.

In the US, we are very excited about the activity level within both new and existing customers. Sonus has a very strong position in the trunking market, and this market is continuing to grow. Additionally, we now have multiple customers deploying our solutions to deliver access services. Time Warner Telecom's expansion in the business access market is a new and important win for Sonus. And, Qwest Communications is continuing to focus on their OneFlex service, which is designed to offer business access services. Finally, we are very enthusiastic about the development of the voice over broadband market, which I will discuss in more detail momentarily.

Looking outside the United States, Sonus made a great deal of progress in building its international business in 2004, which grew 49% on an annual basis. We announced new partnerships and customers, and in the fourth quarter, overall order activity for international service providers increased significantly.

Sonus has been focused on strengthening its presence in Europe, and in the fourth quarter we were excited to announce that NetVision, Israel's largest Internet Service Provider, is deploying a Sonus infrastructure to build a new network for international calls. Also during 2004, Interoute, one of Europe's most advanced telecommunications networks, announced that they were expanding their deployment with Sonus to meet customer demand for their Virtual Voice Network.

We are especially pleased with our global channel business. This was a new priority for Sonus in 2004, and we made significant progress on this front. Our first success in this area was with industry-leader Motorola. While not yet at the 10% threshold from a revenue perspective, we are very pleased with their contribution to our results in Q4. We announced the relationship with Motorola in February of 2004, and we scored revenues from our first deployment with them in the fourth quarter. Also in Q4, several of the deployments we have underway with Motorola were expanded beyond their initial scope. Additionally, we have numerous other trials underway around the world and expect Motorola to be a meaningful component of our business in 2005. Further expanding our global channel strategy, we signed agreements with Marconi and China Putian and continued the momentum in early 2005 by announcing a strategic relationship with Samsung.

We have a tremendous amount of activity going on around the world with both existing and new customers. Sonus has established itself as a trusted provider with many of the world's most dynamic carriers, and we are continuing to grow our customer base. We have garnered that position and reputation with highly scalable and reliable solutions that have been deployed in production networks around the world for the last five years. What makes Sonus unique is our ability to broaden this technology lead, distancing Sonus from others in the market. We have some of the most talented voice experts in the industry, and we are constantly innovating. During 2004, we introduced several major software releases, which extend our leadership in our strategic focus areas of access, wireless and network border switching. There are a number of new technology initiatives underway at Sonus that we are really excited about, some of which we plan to introduce in the coming year.

So, in summary, we are pleased with our progress in Q4, which closed a strong year for Sonus as well as the industry, and positions us well for 2005.

Let's now turn to the industry and the year ahead for Sonus.

In the United States, among the most high profile industry developments is the recent consolidation among service providers. Two of our most successful deployments, namely at AT&T and AT&T Wireless, are being coupled with new networks. Our deployment is being combined with a network that does not currently have the capabilities that Sonus is delivering. As a result, we are optimistic about the opportunities to expand our footprint within the combined entities.

Looking at the industry overall, convergence is a buzzword that has been around for a long-time. During the last five years, the industry has been focused on infrastructure convergence. This has meant combining voice and data networks to reduce costs for service providers. Sonus has lead this initiative for many service providers around the globe, building successful voice over IP networks that dramatically reduce costs. There is still a tremendous amount of opportunity here, as only about 12% of the world's voice traffic is carried by voice over IP networks today.

But, the promise of next-generation networks and convergence is really much more exciting than simply converged infrastructure. The real promise is in converging services empowering people with all the disparate ways by which we communicate today. We are at a very important time in the development of the industry. Today people communicate in richer ways than ever before. For example, instant messaging has evolved as a popular and standard form of communication, especially among the emerging generation of consumers. We work remotely with colleagues throughout the world driving the need for collaboration. The boundary between home and work life has blurred, driving the need for mobility. The next-generation of users have grown-up with mobile phones, SMS messaging, online gaming and are already accustomed to the notification of presence in the network. The real promise of service convergence is to empower that generation with integrated communications and allow them to seamlessly go between the disparate services that make up the ways by which they communicate. All of this is driving communications equipment providers, like Sonus, to deliver consumer voice over IP services that dramatically change what we have historically viewed as a telephone service.

We were very proud to announce last week at the Voice on the Net Conference that AOL is using Sonus to deliver their Internet Calling Service. AOL is the first major Internet service provider in the United States to enter the voice market and empower the consumer with a very different kind of telephony experience. AOL is able to deliver integrated services bundled together that change the consumer telephony experience. With voice-over-broadband as the enabling technology, this is the first time in the 125-year history of telephony that service providers, like AOL, are able to offer an integrated telephony service without owning the last mile. Driven by broadband penetration and consumer demand, we are seeing consumer voice over IP services being evaluated and deployments starting at multiple carriers around the world.

Each service provider approaches the market with a different asset base. For the RBOCs, the asset bases are their long-standing telephony customer relationships and mature local infrastructure. The cable operators have the ability to couple video with voice. Internet service providers are able to leverage their history of developing a feature-rich user experience to deliver integrated communication services. And finally, wireless operators are able to couple their mobility features with high-speed data. All of these create a new form of competition among the service providers, which will evolve over many years. For Sonus, this is an incredibly important and powerful market evolution. We have lead the evolution of the world's networks to voice over IP, and we have taken an early lead in this emerging access market. Based on our estimates, more consumer voice over IP traffic is carried today over Sonus-based networks than on anyone else's in the industry. We have established a strong foothold that we intend to expand.

In closing, our goals for 2005 are clear. First, we will continue to make significant investments in technology to capitalize on our momentum and lead the transition to VoIP in access and wireless. Our future success relies on the investments and decisions we make now, and we are not wavering in our focus on this market.

Second, Sonus has established solid traction in the wireless and access segments of the industry, and in 2005, we will continue to expand our position. These segments of the industry are an important focus for our company, as they represent a near-term growth opportunity.

Third, we are building a world-class infrastructure and system of internal controls to not only address our material weaknesses, but also to support the growth of our company.

Finally, we will continue to expand our customer base across all segments of the market. Today, Sonus is proud to have relationships with some of the most dynamic carriers around the world. During 2005, we will increase our sales and marketing investment as we rapidly extend and capture more of the global market. This includes strengthening our relationships with our existing partners and establishing new partner relations.

During the last year, Sonus has made major strides in expanding its business. The decisions that we made over the last several years are yielding results. 2005 is an important year, and Sonus is starting in a very strong position. There are significant opportunities on the horizon that will drive growth in 2005 and beyond. All of this comes with the unwavering dedication of our employees and the commitment and confidence of our customers, shareholders and partners. For that, I thank you all.

Now I'd like to turn the call over to Bert.


Bert Notini, Sonus Networks President and Chief Operating Officer:

Thank you Hassan and good morning everyone.

From an operations perspective, we are aligning our resources, making key investments, and executing to meet the needs of our customers and to capture the market opportunities Hassan has described. A critical part of this effort is building up our internal systems and processes to eliminate control weaknesses and to improve our operating efficiency. We identified a number of control weaknesses when we filed our Form 10-K for 2003 last July, and through the fall did extensive documentation and testing work under Sarbanes-Oxley 404 to frame with greater specificity the areas that need to be addressed.

The initial round of SOX 404 documentation and testing was an expensive and time-consuming project, and we are glad to have completed it in a timely way. We are now taking the output of that work and combining it with our efforts to build this year a set of world-class operating practices and controls to form a platform on which we can grow in size, scale and profitability.

While the 404 work was underway, we also took a number of steps to address known weaknesses. These are all outlined in the Form 10-K that we filed yesterday. For example, we rebuilt our finance and accounting organization, adding thirteen people, eight of whom have CPAs. We also separated responsibilities for revenue recognition, equity administration, general accounting, cash collections, financial forecasting and a number of other areas. Among the new hires are: a director of internal audit, a director of international finance, a new director of accounting operations, and most recently, Ellen Richstone, who joined us as our chief financial officer.

As another example, over the past few months we completed a detailed assessment with outside advisors of how we can improve and leverage our information systems more effectively, both to support our financial reporting and our global growth. As a result, we have invested in some key tools and begun an upgrade to our ERP system that will eliminate a number of the manual input procedures we currently use to process transactions, to capture data, and to manage our inventory. Beyond these steps, we implemented an automated procurement system; changed the way we handle cash receipts; conducted numerous training sessions; implemented new security measures, and we have a number of other initiatives underway.

In our 10-K we also map out the various steps we plan to take this year to eliminate our controls weaknesses. They include creating a complete set of policies and procedures that meet the Sarbanes-Oxley standards and then communicating and implementing them; completing the upgrade to our ERP system; continuing to refine the segregation of duties among various functional organizations; and continuing to enhance our overall finance organization and capabilities. We have a team that is focused on driving these changes, and they are making good progress.

Our clear goal is to address the major areas of weakness in 2005. We are moving quickly to do this because under the Sarbanes-Oxley rules, we need to test the new systems and controls we put in place for two quarters before we can formally say that weaknesses have been eliminated. So while we will be improving our internal controls and have already taken a lot of actions, material weaknesses will still be considered outstanding until all the testing is completed.

Turning now to the growth in our business, in 2004 we successfully began building out access networks for our customers and expanded significantly their trunking networks; we started delivering network border switches; we expanded our international presence through both our direct sales force and channel partners, adding three new marquee international channel partners; we grew our engineering capacity and our sales and marketing capacity significantly; we have been aggressively upgrading our overall operating controls and financial infrastructure; and we have been adding key talent to the company. We now have networks up and running in 23 countries, we have Sonus employees working and doing business in 12, and we have partner relationships that reach key markets worldwide.

All of this effort has positioned us well for 2005 as the market momentum and opportunity continue. Again this year, we will focus on scaling our operations for growth. So let me just briefly touch on a couple of the key initiatives and investment areas.

Internationally, we have now opened our development center in Bangalore, India. This center will complement our existing distributed development organization throughout the U.S. and in the UK. It will provide us with the ability to source very highly skilled talent at a competitive cost and enhance our overall competitive advantage in the market. It also gives us another geographic presence in Asia to support our customers in the region, specifically India, with localized customization and support.

Additionally, we are expanding our capabilities in Japan to respond to the success we are having winning new business and developing our customers there, for both trunking and access products. We will be adding a 24X7 technical assistance center, on-site customer support and additional sales resources. The rate of voice over IP adoption in Japan is very high, and Sonus is playing a critical role in that market.

We will also invest in 2005 in our entire suite of solutions as we continue ramping our access, wireless and network border switching products, while adding new functionality to our trunking products. Additionally, we are enhancing our products to facilitate their distribution through our channel partners into opportunities that we would not otherwise pursue.

Finally, as the voice over IP market continues to pick up steam, we are seeing increasingly more opportunities for us to provide next-generation solutions to service providers. We will add additional sales and marketing talent to the organization this year to capture those opportunities.

I would now like to turn the call over to Ellen Richstone, who joined us on January 10th as our Chief Financial Officer.

Ellen brings a wealth of experience and knowledge to her role, and she is a key addition to Sonus. Ellen has spent her career in technology companies and has previously served as the CFO of three public companies: Brooks Automation, Augat and ROHR Aerospace. In addition, she is on the board of directors of American Power Conversion, an S&P 500 company, as the financial expert on the board. She has extensive experience working with the capital markets, managing growth, and building international organizations. I look forward to Ellen making a major contribution as we aggressively expand our market leadership and scale at Sonus.

Ellen?


Ellen Richstone, Chief Financial Officer:

Thank you Bert and good morning everyone. Let me first start by saying how pleased I am to have joined the Sonus team. Sonus is a very exciting company, and I look forward to leading its finance and administration organizations in as we grow in this rapidly developing market. Let's now discuss our financials.

Turning first to revenue, our fourth quarter revenue was $45.1 million, inline with the preliminary results we provided on March 3rd. Our revenue in the fourth quarter reflects a broader diversification in our business with four customers, Qwest Communications, Time Warner Telecom, Level 3 and IDT, each contributing at least 10% of our revenue. In total, these customers comprised approximately 52% of our Q4 revenue. Also, in the fourth quarter, our top 5 customers represented 58.2% of our revenue versus 76.5% in Q3 and 76.6% in Q4 2003. We reported revenue from a total of 41 customers this quarter, as compared to 39 in the third quarter and 42 in Q4 2003.

For the full fiscal year 2004, our revenues were $170.7 million compared to $93.2 million in fiscal 2003, representing an 83% increase for the full year. We had two customers each contributing at least 10% of our fiscal 2004 revenue - Qwest and Global Crossing. Together these customers accounted for 29.2% of our 2004 revenues.

While product revenue declined between Q3 and Q4, on a full year basis, product revenue grew from $60.9 million to $124.1 million, or a 104% growth rate. Product revenue will continue to be uneven as it is tied to: 1) the complexity of our business, 2) the deployment of our customers' networks, 3) the delivery requirements of our customers, and 4) the accounting rules for revenue recognition.

Service revenue for the fourth quarter was $13.9 million compared to $10.7 million in the third quarter, or an increase of 30%. The sequential increase in service revenues in the fourth quarter represents the growth in our installed base and the installation services for several new networks we are building. For the year as a whole, our service revenues were $46.7 million in 2004 compared to $32.4 million in 2003, or an increase of 44%. Service revenues comprise hardware and software maintenance and upgrades, network design, installation, and carve-outs of product revenue classified as service and other professional services, which will represent an increasingly important annuity-type revenue stream for us as our installed base continues to expand.

Revenue from our international customers represented 22% of the total for the fourth quarter, compared to the 6% reported in the third quarter, resulting in 17% for the full year 2004. On an annual basis, international revenues grew 49%. While the percentage of our revenue each quarter derived from international customers will vary as a component of our revenue mix, we made significant progress in building our business into markets outside of the US, with the largest growth in our Asia / Pacific business during the fiscal year.

The gross margin for the fourth quarter was 69.5% of revenue, down sequentially from 77.6% in Q3, but still above our long-term model of 58% - 62%, primarily as a result of both product mix and the reversal of $1.95 million in certain accruals that impacted our margin. There was also a positive impact to gross margin in the fourth quarter of approximately $524,000, which resulted from the sale of inventory previously written down. The mix of software in our revenue and the configuration of our hardware products typically drive our gross margin performance.

Looking ahead, we anticipate that we will begin to see a mix of our revenues during 2005 that will result in gross margins moving directionally towards our long-term model range of 58% - 62%.

Our operating expenses in the fourth quarter were $26.3 million, about the same as the $26.8 million we reported in Q3.

From a non-cash perspective this quarter, depreciation was $1.6 million, stock-based compensation was $65,000, and amortization of purchased intangibles was $601,000. Purchased intangibles and stock-based compensation have been fully amortized as of December 31st. Going forward, we expect depreciation to increase consistent with the growth of our capital investments in 2004 and in 2005.

R&D expense in the fourth quarter was $9.3 million, up slightly compared to the $9.0 million in Q3.

Sales and marketing expenses were $8.9 million in Q4, compared to $10.5 million in Q3 largely due to an approximately $1.1 million reduction in evaluation equipment.

G&A expense increased to $7.4 million in Q4, compared to the $6.6 million we reported in Q3. In Q4, we completed our assessment related to our SOX 404 work and incurred incremental year-end audit expenses.

For the full year 2004, operating expenses rose 38% versus the 83% increase in revenues. In addition to the investments in G&A and costs related to the restatement, we also increased our expenditures in research and development by 12% and sales and marketing by 51%.

Moving to 2005, as Hassan and Bert discussed, 2005 will be a year that Sonus invests in its business for future growth. We plan to increase our investment in both R&D and sales and marketing in the first quarter. In order to enhance our controls environment, we are also continuing to add resources in G&A. However, directionally G&A expenses will be down slightly as we reduce the use of outside consultants.

Q4 interest income, net of interest expense, was approximately $1.4 million compared to $1.0 million in Q3, reflecting higher yields on the mix of our cash and investments portfolio.

Our income tax provision in the quarter was $89,000. This represents the small amount of our cash income taxes related to jurisdictions outside the U.S. and minimum amounts due to U.S. state and federal governments. We do not expect our effective tax rate to be meaningful in the near-term due to our approximately $168 million in net operating loss carry-forwards and other tax credits, as of December 31, 2004. In 2005, we do not expect our effective tax rate to be meaningful due to the continued utilization of the NOL's. We will, however, continue to be subject to federal minimums, along with state and foreign taxes. As we grow internationally, we do expect to see a corresponding increase in foreign taxes paid.

Regarding share count, we ended the fourth quarter with fully diluted shares used for EPS calculations of 256 million compared to 252 million in Q3. We expect our share count to grow by approximately 1-2 million shares per quarter.

Taking all of this together, Sonus reported fourth quarter net income of $6.3 million, or $0.02 per share, compared to a profit of $10.3 million, or $0.04 per share in Q3. For the full year 2004, Sonus reported net income of $24.5 million, or $0.10 per share, compared to a net loss of $15.1 million, or $0.07 per share in 2003.

We ended the quarter with 537 employees, reflecting an increase of approximately 34% from where we were at the end of 2003. In 2005, we plan to continue to invest in our engineering, sales and service organizations.

Now let's turn to the balance sheet, which strengthened in 2004.

We ended the fourth quarter with cash, cash equivalents, marketable securities and long-term investments of approximately $313 million, which is up from the approximately $300 million we reported in Q3 and $305.4 million at year end 2003.

For Q4, our accounts receivable were $32.5 million, of which unearned receivables were $17.0 million. As a reminder, our unearned receivables balance reflects the portion of our deferred revenue for which we have not yet received payment. DSO on our earned receivables balance was 31 days. If you were to include unearned receivables, DSO for the fourth quarter was 66 days.

We ended the quarter with $28.3 million of inventory, up from the $27.6 million reported in Q3. More than half of this net inventory balance is associated with deferred revenue for products that had been shipped to customers. The remainder of the increase was inventory to support our future business.

Our total deferred revenue was $91.1 million up from the $88 million we reported in Q3. The long-term portion of our deferred revenue was $26.0 million as compared to the $27.7 million we reported in the third quarter. The current portion of our deferred revenue was $65.1 million, compared to $60.3 million in Q3. It is important to note that our deferred revenue does not reflect all of our business activity during the quarter, as not all bookings or shipments are recorded as deferred revenue before becoming revenue. As a reminder, we now are recording deferred revenue at the time the customer is billed pursuant to a contractual right and collection is probable under ordinary terms, rather than when we receive payment. Moving to cash flow, we generated $13.4 million in cash from operations during the fourth quarter. CAPEX during the quarter was $2.7 million and $9.0 million for the full year 2004 versus $3.2 million in 2003.

As we have discussed, Sonus made important progress in 2004. We were selected for important new network deployments by both new and existing customers. However, it is important to keep the timescales and our revenue recognition policies in mind for many of these large deployments. Given these factors, we anticipate a long revenue conversion cycle for these projects. Because of this and the traditional seasonality in the telecommunications industry, we expect to see a pattern in the first half of 2005 that is similar to 2004, with first quarter revenue being sequentially lower by 10% - 15%. As Hassan discussed, we achieved record order activity in the fourth quarter, which we expect to begin to show in our results beyond the first quarter.

Additionally, it is important to note that 2005 is an investment year for Sonus. We are continuing to strengthen our position in the industry, and the investments we make today will be essential to our future success.

With that, let's open the call up to questions. Operator?